Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2000 Stock Option and Incentive Plan of EXACT Sciences Corporation of our reports dated March 13, 2007, with respect to the consolidated financial statements of EXACT Sciences Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2006, EXACT Sciences Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of EXACT Sciences Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 13, 2007